EXHIBIT 23.2

CONSENT OF INDEPENDENT AUDITORS
We consent to the incorporation by reference in Registration Statement Nos. 333-185612 and 333-208575 on Forms S-8 and Registration Statement Nos. 333-192519, 333-195662, 333-204597, 333-212107, 333-213471, 333-213472, and 333-214593 on Forms S-3 of Par Pacific Holdings, Inc. of our report dated February 23, 2017 related to the financial statements of Laramie Energy, LLC as of and for the years ended December 31, 2016 and 2015, appearing in this Annual Report on Form 10-K of Par Pacific Holdings, Inc. for the year ended December 31, 2016.

/s/ DELOITTE & TOUCHE LLP

Denver, Colorado
March 7, 2017